UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

Schedule 14C

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Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

HEALTHLYNKED CORP.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

HealthLynked Corp.
1265 Creekside Parkway, Suite 302
Naples, FL 34108

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of the majority of the voting power of the stockholders of HealthLynked Corp., a Nevada corporation (the “Company” “we”, “us,” or “our”), has approved the following action without a meeting of stockholders in accordance with Section 78.320 of the Nevada Revised Statutes:

The approval of an amendment to our articles of incorporation to effect a reverse stock split of our Common Stock, par value $0.0001 per share (the “Common Stock”) by a ratio of 100-for-1 not later than ninety (90) days after the amendment is filed with the Secretary of State of the State of Nevada, with the Board of Directors (the “Board”) having the discretion as to the exact date of any reverse stock split to be set. This Information Statement will serve as written notice to stockholders pursuant to the Nevada Revised Statutes.

In accordance with Rule 14c-2 of the Exchange Act, the corporate actions will be effective no earlier than twenty (20) days after this Information Statement has been made available to our stockholders, provided that because we are making this Information Statement available on the Internet (as described below), the corporate actions will become effective no earlier than forty (40) days after the date notice of the internet availability of such Information Statement materials is first sent to stockholders, which we expect to be on or approximately March 19, 2025.

The Company is pleased to utilize the Securities and Exchange Commission rules that allow issuers to furnish stockholder materials to their stockholders on the Internet. Accordingly, we are sending a Notice of Internet Availability of Information Statement Materials, on or about March 19, 2025, to our stockholders of record as of the close of business on February 25, 2025. The notice contains instructions on how to access our Information Statement. In addition, the notice contains instructions on how you may receive a paper copy of the Information Statement or elect to receive your Information Statement over the Internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the mailing.

The enclosed Information Statement is also available proxyvote.com. This website also includes copies of the Information Statement. Stockholders may also request a copy of the Information Statement by contacting our main office at (800) 928-7144.

The enclosed Information Statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

March 7, 2025	By:	Order of the Board of Directors
/s/ Michael Dent
Michael Dent Chief Executive Officer and Chairman of the Board of Directors

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this Information Statement. We are furnishing this Information Statement to our stockholders of record as of February 25, 2025 (the “Record Date”).

What action was taken by written consent?

We obtained stockholder consent for the approval of an amendment to our articles of incorporation, to effect a reverse split of 100-to-1, not later than ninety (90) days after the amendment is filed with the Secretary of State of the State of Nevada, with the Board having the discretion as to the exact date of any reverse stock split.

How many shares of Common Stock and Series B Preferred Stock were outstanding on the Record Date?

On the Record Date, the date we received the consent of the holders of an aggregate 64.6% of the voting power of our stockholders, there were 281,947,151 shares of Common Stock and 2,750,000 shares of Series B Preferred Stock issued and outstanding. 85,007,112 shares of Common Stock and 2,750,000 shares of Series B Preferred Stock provide Michael Dent with 64.6% of the total voting power of our stockholders.

What vote was obtained to approve the amendment to the articles of incorporation described in this Information Statement?

We obtained the approval of Michael Dent, who is the beneficial holder of 85,007,112 shares of Common Stock and 2,750,000 shares of Series B Preferred Stock.

Who is paying the cost of this Information Statement?

We will pay for preparing, printing and mailing this Information Statement. Arrangements may be made with banks, brokerage houses and other institutions, nominees and fiduciaries, to forward the Definitive Information Statement to beneficial owners. We will, upon request, reimburse those persons and entities for expenses incurred in forwarding the Definitive Information Statement to our stockholders.

AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT

The Board and the holders of a majority of the voting power of our stockholders have approved an amendment to our articles of incorporation to effect a reverse stock split of 100-to-1, with the Board having the discretion as to the exact date of any reverse stock split to be set. The reverse stock split will become effective upon the filing of the amendment to the articles of incorporation with the Secretary of State of the State of Nevada. We believe that enabling our Board to set the date will provide us with the flexibility to implement the reverse split in a manner designed to maximize the anticipated benefits for our stockholders. The actions approved by the majority stockholders will be effective no earlier than forty (40) days after the date this Information Statement is first sent to stockholders, which date we expect to be on or approximately April 28, 2025.

As a result of the reverse stock split, every one hundred (100) shares of outstanding Common Stock (the “Old Shares”) will be converted into one share of Common Stock (the “New Shares”) at a ratio of 100-to-1, with stockholders who would receive a fractional share to receive such additional fractional share as will result in the holder having a whole number of shares.

As a result of the reverse stock split, the number of shares of Common Stock issued and outstanding will decrease. Since additional fractional shares may be issued in order to round up fractional shares, we do not know the exact number of New Shares that will be outstanding after the reverse split.

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the Securities and Exchange Act of 1934, as amended, and applicable Nevada law.

No additional action will be undertaken by the Company with respect to the receipt of written consents, and no dissenters’ rights with respect to the receipt of the written consents, and no dissenters’ rights under applicable Nevada law are afforded to the Company’s stockholders as a result of the adoption of these resolutions.

Reasons for the Reverse Stock Split

The Company’s Common Stock is quoted on the OTCQB under the symbol “HLYK”. The shares of Common Stock of the Company have traded at low prices for some time. The reverse stock split is intended to increase the per share stock price. We believe that if we are successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that our Common Stock would have greater liquidity and a stronger investor base. In addition to increasing the market price of our Common Stock, the reverse stock split would also reduce certain of our costs, as discussed below. Accordingly, for these and other reasons discussed below, we believe that effecting the reverse stock split is in the Company’s and our stockholders’ best interests.

Reducing the number of outstanding shares of our Common Stock should, absent other factors, increase the per share market price of our Common Stock, although we cannot provide any assurance that the post reverse stock split price would remain following the reverse stock split.

Reducing the number of outstanding shares of our Common Stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the reverse stock split or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the reverse stock split. Accordingly, the total market capitalization of our Common Stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

In evaluating the reverse stock split, our Board also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Potential Effects of the Reverse Stock Split

The immediate effect of a reverse stock split will be to reduce the number of shares of Common Stock outstanding, and to increase the trading price of the Common Stock. However, the effect of any reverse stock split upon the market price of the Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the trading price of the Common Stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the reverse stock split. Also, as stated above, the Company cannot assure you that a reverse stock split will lead to a sustained increase in the trading price of the Common Stock. The trading price of the Common Stock may change due to a variety of other factors, including the Company’s operating results, other factors related to the Company’s business, and general market conditions.

Effect on Ownership by Individual Stockholders

The New Shares issued pursuant to the reverse stock split will be fully paid and non-assessable. All New Shares will have the same voting rights and other rights as the Old Shares. Our stockholders do not have preemptive rights to acquire additional shares of Common Stock. The reverse stock split will not alter any stockholder’s percentage interest in our equity, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share, which will be rounded up to the next whole number of shares.

Effect on Options, Warrants and other Securities

All outstanding options, warrants, and other securities entitling their holders to purchase shares of Common Stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument of 100-to-1.

Other Effects on Outstanding Shares

As stated above, the rights of the outstanding shares of Common Stock will remain the same after the reverse stock split.

The reverse stock split may result in some stockholders owning “odd-lots” of less than one hundred (100) shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of one hundred (100) shares.

The Company’s Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Company’s Common Stock under the Exchange Act.

Authorized Shares

The reverse stock split will not change the number of authorized shares of the Company’s Common Stock under the Company’s articles of incorporation. Because the number of issued and outstanding shares of Common Stock will decrease, the number of shares of Common Stock remaining available for issuance will increase. Under our articles of incorporation, as amended, our Board has authorized the issuance of up to 520,000,000 shares, which includes up to 500,000,000 shares of Common Stock authorized, 20,000,000 preferred shares authorized and of those 20,000,000 preferred shares 2,750,000 shares have been designated as Series B Preferred Stock, with a par value of $0.001 per share. Each share of the Company’s Series B Preferred Stock has voting rights equal to one hundred (100) votes of each share of the Company’s Common Stock. The Company does not currently have any plans, proposal or arrangement to issue any of its authorized but unissued shares of Common Stock. However, it is possible that some of these additional shares could be used in the future for various purposes without further stockholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other system on which our securities may then be listed. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, and expanding the company’s business or product lines through the acquisition of other businesses or products.

By increasing the number of authorized but unissued shares of Common Stock, the reverse stock split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company or its stockholders. The reverse stock split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the reverse stock split may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The reverse stock split may have the effect of permitting the Company’s current management, including the current Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board is not aware of any attempt to take control of the Company, and the Board has not approved the reverse stock split with the intent that it be utilized as a type of anti-takeover device. The Company’s articles of incorporation and by-laws do not have any anti-takeover provisions.

Fractional Shares

The Company will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded up to the nearest whole share.

Accounting Consequences

The par value of the Common Stock will remain unchanged at $0.0001 per share after the reverse stock split. Also, the capital account of the Company will remain unchanged, and the Company does not anticipate that any other accounting consequences will arise as a result of the reverse stock split.

Federal Income Tax Consequences

We believe that the United States federal income tax consequences of the reverse stock split to holders of Common Stock will be as follows:

(i)     Except as explained in (v) below with respect to fractional shares, no income gain or loss will be recognized by a stockholder on the surrender of the current shares or receipt of the certificate representing new post-split shares.

(ii)    Except as explained in (v) below with respect to fractional shares, the tax basis of the New Shares will equal the tax basis of the Old Shares exchanged therefore.

(iii)   Except as explained in (v) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

(iv)   The conversion of the Old Shares into the New Shares will produce no taxable income or gain or loss to us.

(v)    The federal income tax treatment of the receipt of the additional fractional interest by a stockholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

THE ABOVE IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE REVERSE STOCK SPLIT AND DOES NOT CONSTITUTE A TAX OPINION. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE STOCKHOLDER MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

The reverse stock split will be implemented by filing an amendment to the Company’s articles of incorporation with the Secretary of State of the State of Nevada. We will obtain a new CUSIP number for the new Common Stock effective at the time of the reverse split.

As of the effective date of the reverse stock split, each certificate representing shares of Common Stock before the reverse stock split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of Common Stock resulting from the reverse stock split. All options, warrants, and other securities will also be automatically adjusted on the effective date.

The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders will be notified of the effectiveness of the reverse split. Stockholders of record will receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their certificates. Instead, the holder of the certificate will be contacted.

No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split will continue to be valid and will represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded up to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

As of February 25, 2025, there were 281,947,151 shares of the Company’s Common Stock and 2,750,000 shares of its Series B Preferred Stock issued and outstanding, excluding shares that any named person has the right to acquire pursuant to convertible instruments. Each outstanding share of Common Stock entitles the holder to one (1) vote. In addition, each outstanding share of Series B Preferred Stock entitles the holder to one hundred (100) votes.

The following table sets forth certain information regarding the ownership of our capital stock, as of February 25, 2025, by: (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of all voting classes of our stock, (ii) each executive officer and director of the Company, and (iii) all our executive officers and/or directors as a group. The table reflects the number of shares held, the percentage of ownership of each voting class held, and the percentage of ownership of all voting classes held by each listed person or group of persons. Unless otherwise noted, the address for the stockholders listed below is:

1265 Creekside Parkway, Suite 302
Naples, FL 34108

Information with respect to beneficial ownership has been furnished by each director, named executive officer or 5% or more stockholder, as the case may be. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Number of Common Shares(1)	Percent of Class (Common Stock)(2)	Number of Series B Preferred Shares	Percent of Class (Series B Preferred Stock)(3)	Total Percentage Held (Common and Series B Preferred)(4)
Dr. Michael Dent, Chief Executive Officer and Chairman(5)	185,150,713	48.46%	2,750,000	100.00%	70.03%
Jeremy Daniel, Chief Financial Officer	—	—	—	—	—
William Crupi, Chief Operating Officer(6)	72,464	*	—	—	*
George O’Leary, Director(7)	4,370,522	1.55%	—	—	*
Robert Gasparini, Director(8)	2,880,191	1.02%	—	—	*
Paul Hobaica, Director(9)	601,624	*	—	—	*
Heather Monahan, Director(10)	1,181,697	*	—	—	*
Daniel Hall, Director(11)	1,181,697	*	—	—	*
All officers and directors as a group (8 persons)	195,438,908	61.10%	2,750,000	100.00%	71.56%

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*        less than 1%

(1)      Under Rule 13d-3 of the Exchange Act of 1934, as amended (the “Exchange Act”), a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)      Based on 281,947,151 shares of common stock issued and outstanding as of February 25, 2025.

(3)      Based on 2,750,000 shares of Series B Preferred stock issued and outstanding as of February 25, 2025.

(4)      Reflects total percentage of combined voting power based on one hundred (100) votes per share of Series B Preferred stock outstanding.

(5)      Beneficial ownership of common shares includes (i) 3,010,640 shares of common stock held by Dr. Dent directly, (ii) 81,996,472 shares of common stock held in the name of Mary S. Dent Gifting Trust, a trust of which Dr. Michael Dent is trustee (iii) 35,576,682 shares of common stock issuable upon exercise of warrants, (iv) 2,028,986 vested employee stock options, and (v) 62,537,933 shares issuable upon conversion at the option of the reporting person of convertible notes payable outstanding. Excludes 750,000 employee stock options which are subject to future vesting requirements and are not expected to vest within 60 days of February 25, 2025. Beneficial ownership of Series B preferred shares includes 2,750,000 shares of Series B Preferred Shares held in the name of the Michael Thomas Dent Declaration of Trust that are convertible into 13,750,000 shares of common stock and that have that number of votes equal to one hundred (100) shares of common stock for each share of Preferred B Preferred Stock held (which shall never be deemed less than 51% of the vote required to approve any action), or the equivalent of 275,000,000 votes.

(6)      Includes 72,464 vested employee stock options. Excludes 300,000 employee stock options which are subject to future vesting requirements and are not expected to vest within 60 days of February 25, 2025.

(7)      Includes (i) 3,188,781 shares of common stock held by SKS Consulting of South Florida Corp., a corporation directly controlled by George O’Leary, (ii) 729,115 shares of common stock held by George O’Leary directly, and (iii) 261,194 shares issuable upon exercise of warrants.

(8)      Includes 2,472,028 shares of common stock held by Mr. Gasparini and his spouse and 408,163 vested stock grants subject to issuance.

(9)      Includes 193,461 shares of common stock held by Mr. Hobaica and 408,163 vested stock grants subject to issuance.

(10)    Includes 773,534 shares of common stock held by Ms. Monahan and 408,163 vested stock grants subject to issuance.

(11)    Includes 773,534 shares of common stock held by Mr. Hall and 408,163 vested stock grants subject to issuance.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been a director or officer of the Company at any time since the beginning of the last fiscal year, nominee for election as a director of the Company, nor associates of the foregoing persons have any substantial interest, direct or indirect, in proposed amendment to the Company’s articles of incorporation which differs from that of other stockholders of the Company.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

March 7, 2025	By:	Order of the Board of Directors
/s/ Michael Dent
Michael Dent Chief Executive Officer and Chairman of the Board of Directors